Filed Pursuant to Rule 433
Registration No. 333-161489
Free Writing Prospectus dated May 19, 2011

Issuer:	DTE Energy Company
Security:	2011 Series C Floating Rate Notes due 2013
Format:	SEC Registered
Size:	$300,000,000
Maturity Date:	June 3, 2013
Price to Public:	100% of principal amount
Spread:	+70 basis points
Interest:	Floating rate based on the three-month LIBOR rate (calculated as described in the Preliminary Prospectus Supplement) plus 0.70%, reset quarterly and payable quarterly on March 3, June 3, September 3 and December 3, commencing on September 3, 2011
Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period
Day Count Convention/Business Day Convention:	Actual/360, modified following business day, adjusted for period end dates
Redemption Provisions:	Not Redeemable
Trade Date:	May 19, 2011
Settlement Date:	T+5; May 26, 2011
CUSIP:	233331 AP2
Denominations:	$1,000 and integral multiples thereof
Ratings*:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)
Joint Book-Running Managers:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

*   Note: A securities rating is not a recommendation to buy sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.